EXHIBIT 99.1

NEWS RELEASE

STEVEN CANTOR

Investor Relations
978/436-6750
irelations@entegris.com

BILL PATERSON

Public Relations
Tel. 952-556-4155
Bill_paterson@entegris.com

Entegris to Exit Non-Core Businesses

The Company Increases Expected Merger Cost Savings to $20 million

CHASKA (Minneapolis) Minn. - September 12, 2005 – Entegris, Inc. (NASDAQ: ENTG), a leader in materials integrity management, announced today that it will divest three of its smaller businesses, including gas delivery components used in semiconductor production equipment, clean-in-place equipment and stainless steel fluid process systems for life science applications, and tape-and-reel systems used in electronics manufacturing.

The businesses to be divested have aggregate annualized revenue of approximately $50 million, or 8 percent of total sales, and are not currently profitable. The company intends to treat these businesses, which employ approximately 350 people, or 13 percent of the current workforce, as discontinued operations in its financial accounting beginning in its first fiscal quarter ending November 2005.

Gideon Argov, president and chief executive officer, said: “Our decision to exit these businesses will allow us to focus on areas with the greatest potential for profit growth and value creation. We believe the businesses to be divested have good prospects for growth, but will be better served with other owners or partners better positioned to realize their potential.”

Argov added that the decision to make the divestitures was made as part of a comprehensive review of all the company’s operations following its recently completed merger with Mykrolis. “Our continuing businesses are leaders in their respective materials integrity management markets. With the size and scale to serve increasingly larger customers on a global basis, we believe we can grow faster than the markets we serve while continuing to improve our business operating model,” Argov said.

Entegris also reported that the integration process following the merger is proceeding smoothly and raised its expected annualized cost savings from the merger to approximately $20 million from the original estimate of $15 million. The company expects these cost synergies to be in place by the middle of calendar year 2006.

On October 12, 2005, Entegris plans to report its financial results for the fiscal quarter and year ended August 26, 2005. The company indicated that sales for the August quarter, which include results for Mykrolis from the merger completion date of August 6, 2005, were approximately $105 million.

CONFERENCE CALL SCHEDULED FOR TODAY

Management will hold a conference call to discuss this announcement today, September 12, 2005, at 11:00 a.m. Eastern Time (ET). To participate, please call (800) 289-0533 (domestic) or (913) 981-5525 (international) using passcode 5610324 and ask for the “Entegris Conference Call.” Participants are asked to dial in 5 to 10 minutes prior to the start of the call.

A replay of the call will be available starting September 12, 2005 at 2:00 p.m. (ET) until midnight Monday, September 26, 2005. The replay is accessible by dialing (888) 203-1112 with conference code 5610324. The call will also be available in “listen-only” mode both live and on-demand on the investor relations portion of Entegris website – www.entegris.com.

ABOUT THE NEW ENTEGRIS

Entegris’ products and services purify, protect and transport the critical materials enabling the world’s leading technologies. As a leading materials integrity management company, Entegris provides products and services used in the semiconductor and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing or service facilities in the United States, France, Germany, Japan, China, South Korea, Malaysia, Taiwan and Singapore. Additional information can be found at www.entegris.com.

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